Exhibit 5.01

                              RCN CORPORATION
                            105 Carnegie Center
                            Princeton, NJ 08540

                            - - - - - - - - - -
                              (609) 734-3803
                         Facsimile (609) 734-3830


October 14, 1997

RCN Corporation
105 Carnegie Center, 3rd Floor
Princeton, New Jersey 08540

Gentlemen:

               I am the Executive Vice President and General Counsel of C-TEC Corporation, a Pennsylvania corporation (the "Company"), and as such, I have acted as counsel for the Company in connection with the proposed issuance by the Company of up to 5,350,000 shares of Common Stock, par value of $1.00 per share (the "Shares"), pursuant to the Company's 1997 Equity Incentive Plan, 1997 Stock Plan for Non-Associate Directors and Executive Stock Purchase Plan (the "Plans") and the registration of the Shares pursuant to the Registration Statement on Form S-8 (together with all exhibits thereto, the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the "Act").

               This opinion is delivered in accordance with the requirements of Item 601(b) of Regulation S-K under the Act.

               I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate certificates of public officials, certificates of officers or representatives of the Company and others, as I have deemed necessary or appropriate for the purpose of rendering this opinion.

               I am a member of the Bar of the Commonwealth of Pennsylvania and the opinion expressed herein is limited to the law of the Commonwealth of Pennsylvania, the General Corporation Law of the State of Delaware and Federal law of the United States of America.

               Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly and validly authorized for issuance and, when and to the extent issued pursuant to the Plans and upon receipt by the Company of adequate consideration therefor, will be validly issued, fully paid and nonassessable.

               I consent to the filing of this opinion with the Commission as Exhibit 5.01 to the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required by the Act.

                                                Very truly yours,

                                                /s/ Raymond B. Ostroski
                                                -------------------------
                                                Raymond B. Ostroski, Esq.